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Exhibit 10.2

STOCKHOLDERS' AGREEMENT

dated as of February 14, 2006

between

LINENS HOLDING CO.

and

ITS STOCKHOLDERS

STOCKHOLDERS' AGREEMENT

        This STOCKHOLDERS' AGREEMENT (this "Agreement") is dated as of February 14, 2006 among Linens Holding Co., a Delaware corporation (the "Company"), Linens Investors, LLC, a Delaware limited liability company ("Linens Investors"), and each of the other Stockholders of the Company signatory hereto from time to time. Linens Investors and any other person who shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is referred to herein as a "Stockholder."

        WHEREAS, the Company and the Stockholders desire to enter into this Agreement setting forth the rights and obligations with respect to all shares of Common Stock of the Company, par value $0.01 per share (the "Common Stock"), owned and hereafter acquired by them.

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Certain Definitions.    As used in this Agreement, the following terms shall have the following respective meanings:

        "Affiliate" of a person means any person, controlling, controlled by, or under common control with such person.

        "Apollo" means Apollo Management V, L.P. and its affiliates (which, for these purposes, shall include, without limitation, Apollo Linens Investors, LLC, Apollo Linens Investors B. LLC, Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P., Apollo German Partners V GmbH & Co. Kg and Apollo Investment Fund VI, L.P. and their respective limited partners).

        "Board" means the Board of Directors of the Company.

        "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        "Common Stock" has the meaning set forth in the recitals hereto.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Governmental Authority" means any government, court, administrative agency or commission or other governmental agency, authority or instrumentality, domestic or foreign, of competent jurisdiction.

        "NRDC" means NRDC Real Estate Advisors I LLC, a Delaware limited liability company.

        "Permitted Transfer" has the meaning set forth in Section 3.4 hereof.

        "Permitted Transferee" means any stockholders, partners or members of Linens Investors and any Affiliate of Linens Investors.

        "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

        "Qualified IPO" means a sale by the Company of shares of Common Stock in an underwritten (firm commitment) public offering registered under the Securities Act, with gross proceeds to the Company of not less than $150 million, resulting in the listing of the Common Stock on a nationally recognized stock exchange, including without limitation the Nasdaq National Market System.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Silver Point" means Silver Point Capital Fund Investments LLC, a Delaware limited liability company.

        "Stockholders" means each person, other than the Company, who has executed this Agreement and each person who is required to become a party to this Agreement in the future in accordance with the terms hereof.

        "Transfer" means a sale, assignment, encumbrance, gift, pledge, hypothecation, distribution or other disposition of Common Stock or any interest therein.

        2.    Voting.    Each Stockholder hereby irrevocably appoints Linens Investors (with full power of substitution), upon the execution and delivery of this Agreement, as such Stockholder's proxy and attorney-in-fact (in such capacity, the "Proxy Holder") to vote and give or withhold consent, with respect to all shares of Common Stock held by such Stockholder at any time, for all matters subject to the vote of such Stockholder from time to time in such manner as the Proxy Holder shall determine in its sole and absolute discretion, whether at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company or by written consent or otherwise, giving and granting to the Proxy Holder all powers such Stockholder would possess if personally present and hereby ratifying and confirming all that the Proxy Holder shall lawfully do or cause to be done by virtue hereof. The Proxy Holder shall not have any liability to any Stockholder as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law. Each Stockholder represents that any proxies given by such Stockholder prior to becoming a party to this Agreement are not irrevocable; any such proxies are hereby revoked. Each Stockholder hereby affirms that this irrevocable proxy is given in consideration for the mutual agreements contained in this Agreement and that this irrevocable proxy is coupled with an interest and may, under no circumstances, be revoked. The Company hereby acknowledges receipt of and the validity of the foregoing irrevocable proxy, and agrees to recognize the Proxy Holder as the sole attorney and proxy for each such Stockholder at all times prior to the termination date of such irrevocable proxy as hereinafter provided in this Section 2. Each such Stockholder intends that this irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. The proxy provided by this Section 2 shall terminate and be deemed revoked: (a) on the date that the shares owned by a Stockholder are (i) Transferred pursuant to Rule 144 promulgated under the Securities Act, (ii) sold pursuant to a registration statement filed with the Commission or (iii) Transferred in accordance with Section 4 or 5 hereof; or (b) solely with respect to NRDC and Silver Point and their respective members as of the date hereof and persons who receive Common Stock from such persons in a Permitted Transfer (collectively with NRDC, Silver Point and Silver Point Fund Affiliates, the "Original Investors"), following a registration by the Company of shares of Common Stock pursuant to the Exchange Act (an "IPO") and the distribution of shares of Common Stock by Linens Investors pursuant to the terms of the Linens Investors Amended and Restated Limited Liability Company Agreement (the "Linens Investors LLC Agreement").

        3.    Transferability.

          3.1    Restrictions on Transferability.

            (a)   No Stockholder shall, directly or indirectly, Transfer any shares of Common Stock owned by such Stockholder, or any interest therein, unless such transfer or disposition is made upon compliance with the provisions of the Securities Act and in accordance with the applicable provisions of Sections 3, 4 and 5 hereof. Any attempted Transfer by a Stockholder other than in accordance with the terms hereof is void ab initio and transfers no right, title or interest in or to such shares to the purported transferee, buyer, donee, assignee or encumbrance holder.

            (b)   Each Stockholder agrees that it will not, directly or indirectly, Transfer any shares of Common Stock without Linens Investors' prior written consent (except for Transfers permitted under Section 3.4 hereof), which consent shall be in Linens Investors' sole and absolute discretion.

          3.2    Restrictive Legend.

            (a)   Each certificate representing any shares of Common Stock that is held by a party hereto shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

  "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND MAY BE OFFERED, PLEDGED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND SUCH LAWS, OR IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM REGISTRATION; PROVIDED THAT THE ISSUER MAY REQUIRE THE TRANSFEROR TO DELIVER AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER REGARDING THE AVAILABILITY OF SUCH AN EXEMPTION.

  THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDERS' AGREEMENT, DATED AS OF FEBRUARY 14, 2006, AS IT MAY BE AMENDED FROM TIME TO TIME (THE "AGREEMENT"), WHICH CONTAINS PROVISIONS REGARDING (I) CERTAIN RESTRICTIONS ON THE SALE, ASSIGNMENT, ENCUMBRANCE, GIFT, PLEDGE, HYPOTHECATION, DISTRIBUTION OR OTHER DISTRIBUTION (EACH, A "TRANSFER") OF SUCH SECURITIES, (II) CERTAIN TAG-ALONG RIGHTS AND DRAG-ALONG RIGHTS APPLICABLE TO SUCH SECURITIES, (III) CERTAIN RESTRICTIONS ON VOTING AND THE GRANT OF AN IRREVOCABLE PROXY AND (IV) CERTAIN OTHER MATTERS. A COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE OR ANY INTEREST THEREIN IN VIOLATION OF THE AGREEMENT IS NULL AND VOID."

            (b)   The Company will instruct any transfer agent not to register the Transfer of any shares of Common Stock until the conditions specified in the foregoing legends and this Agreement are satisfied.

            (c)   The first paragraph of the legend required by Section 3.2(a) hereof shall cease and terminate as to any particular shares of Common Stock (i) when, in the written opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act, or (ii) when such shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144 under the Securities Act. Whenever (x) such requirement shall cease and terminate as to any shares of Common Stock or (y) such shares shall be transferable under paragraph (k) of Rule 144 under the Securities Act, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the first paragraph of the legend required by Section 3.2(a) hereof.

            (d)   Any person who holds shares of Common Stock that are not subject to all or part of the terms of this Agreement shall have the right to have the second paragraph of the legend required by Section 3.2(a) hereof (or the applicable portion thereof) removed from certificates representing such shares.

          3.3    Notice of Proposed Transfers; Securities Law Compliance.    Prior to any proposed Transfer of any shares of Common Stock by a Stockholder (other than Linens Investors) that has been approved or permitted pursuant to Sections 3.1(a) or (b) hereof, as applicable, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Stockholder intending to Transfer such Common Stock (the "Transferor Stockholder") shall give written notice to the Company of such Transferor Stockholder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied, unless Linens Investors or the Board otherwise approves, by either (a) a written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company, and reasonably satisfactory in form and substance to the Company's legal counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act, or (b) a "no action" letter from the staff of the Commission to the effect that the Transfer of such Common Stock without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Common Stock shall be entitled to Transfer such Common Stock in accordance with the terms of the notice delivered by the holder to the Company. Notwithstanding the foregoing, any proposed Transfer (other than Transfers pursuant to Rule 144 under the Securities Act or Transfers pursuant to a transaction subject to an effective registration statement) shall be null and void unless the proposed transferee becomes a party to this Agreement (in the same capacity as the transferor) by executing a signature page hereto and agrees to become legally bound hereby.

          3.4    Permitted Transfers.    Subject to compliance with the applicable provisions of the Securities Act and Section 3.3 hereof, the following Transfers may be made by Stockholders without complying with Sections 3.1(a) or (b) hereof, as applicable, subject to the transferee executing a signature page hereof and thereby becoming a party hereto (in the same capacity as the transferor) and agreeing to become legally bound hereby: (a) Transfers upon death or incompetence of an individual Stockholder to such Stockholder's heirs, executors, administrators, testamentary trustees, legatees or beneficiaries; (b) Transfers by a Stockholder to the Company; (c) Transfers contemplated by, and in conformity with, Sections 4 and 5 hereof; (d) Transfers by a Stockholder by gift to his or her spouse or to the siblings, lineal descendants (including adopted children), or ancestors of such individual or his or her spouse or to a trustee of any trust of which such person or persons or such Stockholder is or are beneficiaries or any partnership or corporation wholly owned by such persons; and (e) Transfers by a Stockholder to its wholly owned or commonly managed affiliates, if, in each case, the Transferor retains voting rights with respect to the portion of the shares of Common Stock being transferred or, if the Transferor does not retain voting rights, such Transfer is made with the prior written consent of Linens Investors, in its sole and absolute discretion (each of the immediately preceding clauses (a), (b), (c), (d) and (e) is individually referred to herein as a "Permitted Transfer" and, collectively, as "Permitted Transfers").

          3.5    Transfer Restrictions.    Prior to a Qualified IPO, each Stockholder shall sign customary lock-ups requested by the managing underwriter in the Qualified IPO (the "QIPO Lock-Up"). Following such Qualified IPO, the Stockholders shall not Transfer any shares of Common Stock (i) until the expiration or waiver by the managing underwriter in the Qualified IPO of the QIPO Lock-Up and (ii) until the first anniversary of such Qualified IPO (the "Transfer Restriction Period"), without the consent of Linens Investors, such consent not to be unreasonably withheld. Upon the Company's receipt of notice (a "Transfer Request Notice") from any Stockholder other than Silver Point or a Silver Point Fund Affiliate (an "Initiating Transfer Party") requesting the consent of Linens Investors for any Transfer during the Transfer Restriction Period, the Company shall promptly forward to all other Stockholders, other than Silver Point or a Silver Point Fund Affiliate, by facsimile a copy of such Transfer Request Notice (a "Notice of Receipt of Transfer Request"). If the Company receives a Transfer Request Notice from any Stockholder other than the Initiating Transfer Party and other than Silver Point or a Silver Point Fund Affiliate (an "Additional Transfer Party") during the five (5) business day period (the "Transfer Request Period") after the date of delivery by the Company of the Notice of Receipt of Transfer Request (the number of Securities requested to be Transferred in all of such Transfer Request Notices, the "Transfer Requested Securities") and Linens Investors determines pursuant hereto to allow the Transfer of some, but not all, of the Transfer Requested Securities of the Initiating Transfer Party and all Additional Transfer Parties set forth in the Transfer Request Notice received during such Transfer Request Period (the "Permitted Transfer Requested Securities"), then each Initiating Transfer Party and Additional Transfer Party shall be permitted to sell its pro rata portion of the Permitted Transfer Requested Securities based on the aggregate amount of Securities requested to be transferred by each of the Initiating Transfer Party and the Additional Transfer Parties relative to the total amount of such Transfer Requested Securities.

        4.    Drag-Along Rights.

            (a)   Generally.    If Linens Investors proposes a transaction involving the Transfer of Common Stock representing at least a majority of the outstanding Common Stock of the Company or a transaction involving the Transfer of a majority of the assets of the Company (whether through a stock sale, a merger, a recapitalization, a consolidation transaction, a transaction involving the transfer of the majority of the assets of the Company or otherwise) to any person (a "Prospective Purchaser"), other than a transfer to the public by means of a public offering, then Linens Investors shall have the right (the "Drag-Along Right") to compel the remaining Stockholders (the "Drag-Along Stockholders") to sell their shares of Common Stock to the Prospective Purchaser for a consideration per share and on terms and conditions no less favorable to the Drag-Along Stockholders than those Linens Investors obtains (and in the case of a transfer of such shares or a transfer of assets of the Company, or other transaction requiring the vote of the Drag-Along Stockholders, this Drag-Along Right requires the Drag-Along Stockholders to vote their shares in favor of the transaction and to tender their shares for the transaction consideration) for its Common Stock. The number of shares subject to the Drag-Along Right shall be, as to each Drag-Along Stockholder, (x) a number of shares of Common Stock that represents the same percentage of all shares of Common Stock owned by such Drag-Along Stockholder as the number of shares of Common Stock proposed to be transferred by Linens Investors represents as a percentage of all shares of Common Stock owned by Linens Investors (the "Pro Rata Portion") or (y) in the case of a Transfer of 80% or more of the outstanding Common Stock, such greater amount as designated by Linens Investors, in its sole and absolute discretion. Linens Investors shall exercise the Drag-Along Right by giving written notice (the "Drag-Along Notice"), not less than 15 days prior to consummation of the transfer to the Prospective Purchaser, to the Company and the Drag-Along Stockholders stating: (i) that they propose to effect such a transaction; (ii) the name and address of the Prospective Purchaser; (iii) the proposed purchase price per share of Common Stock or for such assets; (iv) the Pro Rata Portion or, in the case of a Transfer of 80% or more of the outstanding Common Stock, such greater amount as designated by Linens Investors; (v) that all the Drag-Along Stockholders shall be obligated to sell their shares upon terms and conditions no less favorable to the Drag-Along Stockholders than those Linens Investors is able to obtain for its shares, including entering into agreements with other persons on terms substantially identical to or more favorable to the Drag-Along Stockholders than those applicable to Linens Investors and obtaining any required consents; and (vi) in the case of a transfer, whether through a stock sale, a merger, a recapitalization, a consolidation transaction, a transaction involving the transfer of the majority of the assets of the Company or otherwise, of such shares or of such assets in a transaction requiring the vote of or tenders by the Drag-Along Stockholders, that all the Drag-Along Stockholders shall be obligated to vote in favor of such transaction and tender their shares for the transaction consideration. Each Drag-Along Stockholder affirms that its agreement to vote for the approval of the transaction with respect to the transfer of shares or assets to the Prospective Purchaser under this Section 4 is given as a condition of this Agreement and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect throughout the time that this Section 4 is in effect. It is understood that this voting agreement relates solely to the transaction with a Prospective Purchaser as described in this Section 4 and does not constitute the agreement to vote or consent as to any other matters.

            (b)   Procedure.    Not later than 10 days following the date of receipt of the Drag-Along Notice, each of the Drag-Along Stockholders shall deliver to Linens Investors certificates representing the shares held by such Drag-Along Stockholder to be transferred, accompanied by duly executed stock powers. If any Drag-Along Stockholder fails to deliver such certificates to Linens Investors, the Company shall cause the books and records of the Company to show that the shares represented by such certificates of such Drag-Along Stockholder are bound by the provisions of this Section 4 and are transferable only to the Prospective Purchaser or an Affiliate of such Prospective Purchaser upon surrender for transfer by the holder thereof.

        5.    Tag-Along Rights.

            (a)   Generally.    If Linens Investors (the "Transferring Stockholder") proposes, in a single transaction or a series of related transactions, to Transfer any or all of the shares of Common Stock it owns to a Prospective Purchaser, other than to a Permitted Transferee (a "Tag-Along Sale"), and the Drag-Along Right, if any, has not been exercised with respect to such Tag-Along Sale, then, prior to proceeding with such Tag-Along Sale, the Transferring Stockholder shall promptly deliver to each remaining Stockholder and the Company a written notice (the "Tag-Along Notice") stating that the Transferring Stockholder desires to enter into the Tag-Along Sale and setting forth the purchase price per share of Common Stock the number of shares desired to be sold by the Transferring Stockholder and the total number of shares of Common Stock then owned by the Transferring Stockholder and other material terms of the Tag-Along Sale, including whether the Prospective Purchaser will purchase all shares proffered. Each of the remaining Stockholders shall have the right (the "Tag-Along Right") to participate in any such sale of shares of Common Stock by the Transferring Stockholder in accordance with the procedures set forth in Section 5(b) below; provided, that such participation shall be on terms and conditions no less favorable to such remaining Stockholders than those on which the Transferring Stockholder proposes to transfer its shares.

            (b)   Procedure.    Within 10 days after receipt of the Tag-Along Notice (the "Tag-Along Option Period"), the remaining Stockholders may elect to exercise their Tag-Along Right and participate in the Tag-Along Sale. Any remaining Stockholder electing to participate in the Tag-Along Sale (a "Tag-Along Stockholder") shall give written notice thereof (the "Election Notice") to the Transferring Stockholder and the Company within the Tag-Along Option Period. If the Prospective Purchaser will purchase all shares proffered, then the Election Notice shall specify the number of shares that such Tag-Along Stockholder desires to sell to the Prospective Purchaser, which amount may be up to (or less than) the total number of shares owned by such Tag-Along Stockholder. If the Prospective Purchaser will not purchase all shares proffered, then the Election Notice shall specify the number of shares that such Tag-Along Stockholder desires to sell to the Prospective Purchaser, which amount may be up to (or less than) the total number of shares to be purchased by the Prospective Purchaser multiplied by a fraction, the numerator of which is the total number of shares being sold by the Transferring Stockholder and the denominator of which is the total number of shares owned by the Transferring Stockholder. If, at the end of the Tag-Along Option Period, any remaining Stockholders do not exercise their Tag-Along Right in full (or at all), then the Transferring Stockholder shall give notice to the Tag-Along Stockholders who fully exercised their Tag-Along Rights of the number of such unexercised shares (the "Reallotment Shares"), and these Tag-Along Stockholders shall have three business days to notify the Transferring

    Stockholder of their election to sell all or a portion of the Reallotment Shares (and indicating the number of such shares desired to be sold). If the purchase of such unexercised shares is oversubscribed, the shares will be allocated to electing Stockholders on a pro rata basis in accordance with their relative ownership of Common Stock. Each Tag-Along Stockholder shall deliver to the Transferring Stockholder, at the same time as and enclosed with its Election Notice, certificates representing such Tag-Along Stockholder's shares that are specified in the Election Notice to be transferred, accompanied by duly executed stock powers (the "Tag-Along Certificates"). The failure of any remaining Stockholder to submit an Election Notice or deliver its Tag-Along Certificates within the Tag-Along Option Period shall constitute an election by such remaining Stockholder not to participate in such Tag-Along Sale; provided, however, that such Tag-Along Sale is consummated within 120 days of the expiration of the Tag-Along Option Period. By delivering an Election Notice and its Tag-Along Certificates to the Transferring Stockholder within the Tag-Along Option Period, a Tag-Along Stockholder shall have the right and obligation to sell to the Prospective Purchaser that number of shares specified in the Election Notice; provided, however, that, to the extent the Prospective Purchaser is unwilling or unable to purchase all of the shares proposed to be sold by the Transferring Stockholder and the Tag-Along Stockholders, the number of shares to be sold by the Transferring Stockholder shall be ratably reduced so that each Tag-Along Stockholder may sell its proportionate share of Common Stock calculated as provided above, and the number of shares to be sold by the Transferring Stockholder and each of the Tag-Along Stockholders equals the number of shares that the Prospective Purchaser is willing or able to purchase.

            (c)   The provisions of this Section 5 shall not pertain or apply to (i) any Transfer by Linens Investors to a Permitted Transferee, (ii) any Transfer pursuant to Rule 144 promulgated under the Securities Act or (iii) any Transfer pursuant to a registration statement filed with the Commission.

        6.    Board Of Directors.

          6.1    Board Appointees.

            (a)   Until the occurrence of a Qualified IPO, Linens Investors shall have the right to appoint all of the members of the Board (the "Directors"). The Company acknowledges that Apollo Investment Fund V, L.P. ("AIF V") has the power by itself to cause the Company to appoint at least one of the directors to the Board.

            (b)   Following a Qualified IPO, the Directors shall be nominated as follows:

      (i)
      For so long so long as Apollo owns at least 25% of the issued and outstanding Common Stock, Apollo shall have the right to nominate Directors constituting a majority of the Board, of which AIF V, by itself, shall have the power to appoint at least one Director (provided, however, that in the event that Apollo owns less than 25% of the issued and outstanding Common Stock, Apollo shall have the right to nominate a number of Directors equal to the product of (A) the total number of Directors multiplied by (B) the percentage of the issued and outstanding Common Stock owned by Apollo, rounded to the nearest whole number, of which AIF V, by itself, shall have the power to nominate at least one such Director;

      (ii)
      For so long as Silver Point and any of Ed Mulé, Bob O'Shea, Michael Gallo, Silver Point Capital, L.P., or any entity controlled directly or indirectly by one or more of them (the "Silver Point Fund Affiliates") own at least 5% of the issued and outstanding Common Stock, Silver Point shall have the right to nominate one Director (which shall be (A) Michael Gatto, (B) any other employee or partner of any Silver Point Fund Affiliate or (C) any other individual approved in writing in advance by Apollo in its sole and absolute discretion); and in the event that Silver Point and the Silver Point Fund Affiliates own less than 5% of the issued and outstanding Common Stock, Silver Point shall have no right to nominate any Directors.

          6.2    Election of Board Appointees.    The Stockholders shall vote all of the shares of Common Stock owned or held of record by them at all regular and special meetings of the stockholders of the Company called or held for the purpose of filling positions on the Board and in each written consent executed in lieu of such a meeting of stockholders, and each party hereto shall take all actions otherwise necessary to ensure (to the extent within the parties' collective control) the election to the Board of the persons appointed pursuant to Section 6.1 hereof.

          6.3    Vacancies.

            (a)   Each person appointed or nominated to the Board pursuant to Section 6.1 hereof will hold his or her office as a director of the Company for such term as is provided in the Certificate of Incorporation and Bylaws of the Company (as may be amended from time to time, the "Charter Documents") or until his or her death, resignation or removal from the Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Charter Documents and applicable law. If any such person ceases to serve as a director of the Company for any reason during his or her term (a "Terminating Nominee"), a nominee for the vacancy resulting therefrom will be designated by the person who appointed or nominated such person pursuant to Section 6.1 hereof.

            (b)   If any person entitled to appoint or nominate any director pursuant to Section 6.1 hereof fails at any time to nominate the maximum number of persons for election to the Board that it is entitled to nominate pursuant to this Agreement, each directorship in respect of which it so failed to make a nomination will remain vacant unless such vacancy results in there being fewer than the minimum number of directors required by law or the Charter Documents, in which case such vacancy or vacancies will be filled by a person or persons selected by a majority of the directors of the Company then in office.

          6.4    Removal of Board Appointees.

            (a)   The Stockholders shall use their respective best efforts to call, or cause the appropriate officers and directors of the Company to call, a special meeting of stockholders of the Company and to vote all of the shares of Common Stock owned or held of record by them for, or to take all actions by written consent in lieu of any such meeting necessary to cause, the removal (with or without cause) of any director, if any person entitled to appoint such director requests such director's removal in writing for any reason. The person requesting such removal shall have the right to appoint a new person to the Board in the event any director shall be so removed under this Section 6.4(a) or shall vacate his directorship for any other reason.

            (b)   Subject to the foregoing, no Stockholder shall vote or cause to be voted any securities that such Stockholder has the power to vote (or in respect of which such Stockholder has the power to direct the vote) for the removal of any Board member appointed pursuant to Section 6.1 hereof without the prior written consent of the person who appointed such person.

          6.5    Termination.    The obligations of Stockholders under Sections 6.2 and 6.4 hereof shall terminate, solely with respect to those Stockholders that are Original Investors, following an IPO and the distribution of shares of Common Stock by Linens Investors pursuant to the terms of the Linens Investors LLC Agreement.

        7.    Registration Rights.

          7.1    Demand Registration.

            (a)   Following a Qualified IPO, if the Company shall at any time and from time to time receive from Linens Investors a written request that the Company register all or a portion of the Common Stock owned by Linens Investors then the Company shall use its best efforts to effect as soon as possible, and in any event within sixty (60) days following receipt of such request, the registration under the Securities Act of all Common Stock that Linens Investors requests to be registered.

            (b)   If the registration of which Linens Investors gives notice is for a registered public offering involving an underwriting, Linens Investors shall so advise the Company as a part of the written notice given pursuant to Section 7.1(a) hereof.

          7.2    Company Registration.

            (a)   Following a Qualified IPO, but not in connection with any initial public offering, if the Company shall determine to register its Common Stock either for its own account or for the account of another Stockholder, other than a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Common Stock, the Company will:

      (i)
      promptly give to each Stockholder written notice thereof; and

      (ii)
      include in such registration, and in any underwriting involved therein, all of the Common Stock specified in a written request or requests made by any Stockholder within ten (10) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 7.2(b) hereof. Such written request may specify all or a part of a Stockholder's Common Stock. Notwithstanding the foregoing, any Stockholder shall have the right to withdraw its request for inclusion of its Common Stock by giving written notice to the Company of its request to withdraw; provided, however, that such request must be made in writing prior to the execution of the underwriting agreement with respect to such registration, if applicable.

            (b)   If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 7.2(a)(i) hereof. In such event the right of any Stockholder to registration pursuant to this Section 7 shall be conditioned upon such Stockholder's participation in such underwriting and the inclusion of such Stockholder's Common Stock in the underwriting to the extent provided herein. All Stockholders proposing to distribute their Common Stock through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter selected for underwriting by the Company. Notwithstanding any other provision of this Section 7, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Stockholder's Common Stock which would otherwise be underwritten pursuant hereto. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the following priority: first, pro rata among shares of Common Stock owned by Linens Investors, the Original Investors and each person who receives Common Stock in a Permitted Transfer; and second, pro rata among any other Stockholders requesting their shares to be included in such registration at the time of filing the registration statement; provided, however, that, notwithstanding the priority set forth in the foregoing clause, following the first anniversary of a Qualified IPO, the number of shares of securities that are entitled to be included shall be determined in accordance with the following priority: first, pro rata among shares of Common Stock held by Linens Investors and each Original Investor that owns 3% or more of the issued and outstanding shares of Common Stock; second, pro rata among any Original Investors holding less than 3% of the issued and outstanding shares of Common Stock; and third, pro rata among any other Stockholders requesting their shares to be included in such registration at the time of filing the registration statement. Notwithstanding the foregoing, if the underwriter determines that marketing factors require the exclusion of members of management, the Company shall so advise such Stockholder(s) and such Stockholder's Common Stock shall be excluded from such registration. If any Stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Common Stock or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          7.3    Expenses of Registration.    All expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 7 (collectively, "Registration Expenses") shall be borne by the Company, and all underwriting discounts and selling commissions applicable to the sale of Common Stock and the fees and expenses of counsel for the selling Stockholders shall be borne by the Stockholders so registered pro rata on the basis of the number of their shares so registered.

          7.4    Indemnification.

            (a)   To the fullest extent permitted by law, the Company will indemnify and hold harmless each Stockholder, each of its officers, directors, partners and members and each person controlling such Stockholder, if Common Stock held by such Stockholder are included in the securities with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof), whether joint or several, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement) or in any free writing prospectus utilized in connection therewith or in any information conveyed to any purchaser at the time of the sale to such purchaser incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any applicable state securities law or any rule or regulation thereunder relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Stockholder, each of its officers, directors, partners and members and each person controlling such Stockholder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by such Stockholder or underwriter and stated to be specifically for use therein.

            (b)   To the fullest extent permitted by law, each Stockholder will, if Common Stock is included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers and agents and each underwriter, if any, against all claims, losses, damages and liabilities (or actions in respect thereof), whether joint or several, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document or in any free writing prospectus utilized in connection therewith or in any information conveyed to any purchaser at the time of the sale to such purchaser, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company and such directors, officers, agents, partners, members, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Stockholder and stated to be specifically for use therein. In no event shall the liability of a Stockholder for indemnification under this Section 7 exceed the proceeds received by such Stockholder in the offering.

            (c)   Each party entitled to indemnification under this Section 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent the Indemnifying Party is materially prejudiced thereby. Notwithstanding the foregoing, an Indemnified Party (together with all other Indemnified Parties) shall have the right to retain one separate counsel, with the reasonable fees and expenses of such counsel to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

            (d)   If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (e)   Notwithstanding the foregoing provisions of this Section 7, to the extent that any provision contained in the underwriting agreement entered into in connection with the underwritten public offering related to any such claim for indemnification or contribution are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    The obligations of the Company and the Stockholders under this Section 7 shall survive the completion of any offering of Common Stock pursuant to this Agreement, and otherwise.

          7.5    Member as Agent.    Each Stockholder and each person to whom such Stockholder Transfers Common Stock in a manner that does not violate this Agreement that owns at least 1% of the issued and outstanding Common Stock (the "Minimum Threshold") shall continue to enjoy the benefit of the registration rights granted pursuant to this Section 7 notwithstanding any Transfer of Common Stock pursuant to the provisions of this Agreement; provided, however, that (a) Common Stock owned by wholly owned or commonly managed affiliates of a person shall be deemed to be owned by such person, and shares owned by Glenn Dubin shall be deemed to be owned by Highbridge Capital Management, LLC, for purposes of determining if the Minimum Threshold is satisfied, (b) if the Minimum Threshold is not satisfied with respect to an Original Investor solely as a result of any underwriter's cutback pursuant to Section 7.2(b) hereof, the Minimum Threshold shall be deemed satisfied with respect to such Original Investor and (c) each of Apollo, Silver Point and NRDC shall act as agent for any person who receives IPO Interests, directly or indirectly, from such Stockholder in the exercise and administration of such registration rights.

          7.6    Information by Stockholder.    Each Stockholder holding securities included in any registration shall furnish to the Company such information regarding such Stockholder as the Company may reasonably request and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

        8.    Miscellaneous.

          8.1    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

          8.2    Certain Adjustments.    The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term "Common Stock" shall include all such other securities; provided, however, that the provisions of Section 7 hereof shall only apply to common equity securities of the Company registered in a Qualified IPO. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

          8.3    Additional Parties.    Upon any distribution by Linens Investors of the Common Stock pursuant to the terms of the Linens Investors LLC Agreement, each person holding Common Stock as a result, each Permitted Transferee and each person who receives Common Stock in a Permitted Transfer shall execute a signature page to this Agreement, become a party entitled to the rights afforded such person herein to and agree to be bound by the provisions of this Agreement.

          8.4    Enforcement.    The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

          8.5    Successors and Assigns.    Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. For the avoidance of doubt, Apollo shall, following a distribution described in Section 8.3 hereof or a dissolution of Linens Investors, be deemed for all purposes of this Agreement to be the successor to Linens Investors.

          8.6    Entire Agreement.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

          8.7    Notices.    All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

  If to Linens Investors, to:

    Linens Investors, LLC
    c/o Apollo Management V, L.P.
    10250 Constellation Boulevard
    Suite 2900
    Los Angeles, CA 90067
    Facsimile: 310-843-1950
    Attention: Michael D. Weiner

    with a copy to:

    Morgan, Lewis & Bockius LLP
    101 Park Avenue
    New York, NY 10178
    Facsimile: 212-309-6001
    Attention: Robert G. Robison

  If to the Company, to:

    Linens Holding Co.
    c/o Linens Investors, LLC
    c/o Apollo Management V, L.P.
    10250 Constellation Boulevard
    Suite 2900
    Los Angeles, CA 90067
    Facsimile: 310-843-1950
    Attention: Michael D. Weiner

          All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 8.7, upon delivery, (x) if delivered by facsimile transmission as provided in this Section 8.7, upon confirmed receipt, (y) if delivered by mail as provided in this Section 8.7, upon the earlier of the fifth business day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 8.7, upon the earlier of the second business day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 8.7). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

          8.8    Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

          8.9    Counterparts.    This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

          8.10    Severability.    If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          8.11    Amendments and Waivers.

            (a)   The provisions of this Agreement may be amended at any time and from time to time with and only with an agreement or consent in writing signed by the Company and the Stockholders holding a majority of the outstanding shares of Common Stock.

            (b)   Notwithstanding anything to the contrary in this Agreement, any amendments or modifications to the provisions of this Agreement in a manner adverse to any Stockholder or Stockholders shall require the consent of a majority of the shares of Common Stock owned by such Stockholder or Stockholders, voting together as a single class.

          8.12    Jurisdiction.    The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of Delaware or in any Delaware state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

          8.13    Further Assurances.    The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.

          8.14    Termination.    This Agreement shall terminate upon the written agreement between the Company and the Stockholders holding a majority of the shares of Common Stock outstanding; provided, however, that the provisions of Sections 3.1(b), 3.3, 4 and 5 hereof shall terminate with respect to Linens Investors and any member of Linens Investors (and their members, as applicable) to whom Common Stock has been distributed by Linens Investors pursuant to its Amended and Restated Limited Liability Agreement after the consummation of a Qualified IPO; and provided, further, that, notwithstanding anything else herein to the contrary, to the extent that Apollo continues to own an interest in the Company (either directly or indirectly through its ownership of Linens Investors or such other entity affiliated with AIF V), to the extent required by AIF V such that its investment in the Company remains an investment in an "operating company" as defined in Department of Labor Regulation Section 2510.3-101 in which it has direct contractual management rights, the Company agrees to enter into a management rights letter with Apollo which provides it substantially similar rights as set forth in Department of Labor Opinion No. 02-01A, dated March 26, 2002.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholders' Agreement on the date first written above.

LINENS HOLDING CO.
By:	Name: Title:
LINENS INVESTORS, LLC
By:	Name: Title:

Signature Page to Stockholders' Agreement

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STOCKHOLDERS' AGREEMENT